Exhibit 10.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
215.299.6000 phone
www.fmc.com

November 6, 2012

Mr. Pierre Brondeau

[address omitted]

Re:	Amendment to Employment Offer Letter

Dear Pierre:

Reference is hereby made to that certain employment offer letter between FMC Corporation (the “Company”) and you dated October 23, 2009 (the “Offer Letter”). The purpose of this letter is to clarify your severance rights under the Offer Letter and to specify the treatment of outstanding long-term incentive awards held by you if your employment ceases under specified circumstances.

The third sentence of the third paragraph of the Offer Letter is hereby replaced with the following:

If you are terminated by the Company without cause, you deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and such release becomes irrevocable within 30 days following such termination: (i) on the first regularly scheduled salaried employee payroll date that occurs at least five days after such release becomes irrevocable, you will receive a lump sum severance payment equal to 24 months of your base salary (at the rate in effect immediately prior to your termination), and (ii) your group medical, dental and life insurance benefits will be continued for 12 months at active employee rates.

The portion of Part V of the exhibit to the Offer Letter entitled “General Severance and Change-in-Control (CIC) Severance Protection” is hereby replaced with the following:

V. Other Considerations • General Severance and Change-in-Control (CIC) Severance Protection

•          Severance rights other than in connection with a change-in-control: as described in the offer letter.

•          Change in control severance rights to the extent provided in the Executive Severance Agreement between you and the Company .

•          Upon resignation after attainment of age 62 with 10 or more years of service, or upon any cessation of employment (other than a termination for cause or resignation at a time when a cause basis for termination exists) after both December 31, 2015 and the approval by the Board of a Definitive Succession Plan:

•          outstanding options will vest;

•          the post-termination exercise period of your vested options will be extended until the earliest of (i) five years following your cessation of employment, (ii) the expiration of the full option term, or (iii) any accelerated expiration date contemplated by the applicable equity plan or award agreement (such as in connection with a change in control of the Company or in the event of serious misconduct or prohibited competition);

•        outstanding time-vested restricted stock and restricted stock unit awards will vest; and

•        provided that you continue to comply with your non-competition and non-solicitation covenants through the end of the applicable performance periods (even if such covenants would not otherwise remain in effect through that time), you will remain eligible to earn a pro-rata portion of outstanding performance-based cash awards based on actual corporate performance through the end of the applicable performance periods.

• Definitive Succession Plan	For this purpose, a Definitive Succession Plan will include the identity of the proposed successor, the timing of succession, any related and material changes in titles, duties or reporting lines for other key personnel and an integration plan for the transition of duties. For avoidance of doubt, while the Board will not delay its approval of a proposed succession plan for the purpose of depriving you of rights otherwise available hereunder, the Board will have sole and absolute discretion regarding whether and when to approve any succession plan.

To confirm your agreement with the foregoing, please execute this letter in the space provided below and return the original to me.

Sincerely,

/s/ Edward J. Mooney

Edward J. Mooney

Lead Director

Agreed on this 6th day of November, 2012:

/s/ Pierre R. Brondeau
Pierre R. Brondeau